LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2020
Record Fiscal 2020 Revenue of $233 million
Fiscal 2020 Adjusted EBITDA Increased 31.3% Year over Year

Salt Lake City, UT, August 18, 2020, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its fourth quarter and full fiscal year ended June 30, 2020.
Fourth Quarter Fiscal 2020 Highlights*:
•Revenue of $59.4 million was up 5.7% from the prior year period;
•Revenue in the Americas increased 5.9% and revenue in Asia/Pacific & Europe increased 5.1%;
•Average revenue per account increased 12.8%;
•Total active accounts increased 2.3% sequentially to 179,000, while declining year over year by 3.2%. The sequential growth included a 10.6% increase in distributors and a 2.8% decline in customers. On a year over year basis, distributors increased 10.6% and customers declined 10.9%;
•Earnings per diluted share were $0.26, consistent with the prior year period;
•Adjusted earnings per diluted share were $0.28, compared to $0.26 in the prior year period; and
•Adjusted EBITDA increased 6.7% to $8.2 million year over year.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2020 to the fourth quarter of fiscal 2019, unless otherwise noted.
Fiscal Year 2020 Highlights**:
•Revenue increased 3.1% to $232.9 million;
•Revenue in the Americas increased 1.9% and revenue in Asia/Pacific & Europe increased 6.1%;
•Earnings per diluted share were $0.79, compared to $0.50 in fiscal 2019;
•Adjusted earnings per diluted share were $0.86, compared to $0.59 in fiscal 2019;
•Adjusted EBITDA increased 31.3% to $24.0 million;
•Repurchased 387,000, or $5.4 million, of common shares, and paid down $1.5 million of long-term debt, reflecting strong cash flow from operations of $18.3 million; and
•Strong balance sheet with $22.1 million of cash and no debt.
**All growth rates compare fiscal 2020 to fiscal 2019.
"We are pleased to finish fiscal 2020 with a strong quarter while navigating the challenges of the current global pandemic,” stated LifeVantage President and Chief Executive Officer, Darren Jensen. “During the quarter, we saw continued momentum in revenue, operating margin and EBITDA, as well as sequential growth in the number of total active accounts. We finished the year with 31% adjusted EBITDA growth and in a very strong financial position with $22 million in cash and zero debt. I am so proud of our team across the board who has excelled during these unprecedented times and want to thank each and every one of our employees and distributors for making 2020 a record year."

Fourth Quarter Fiscal 2020 Results
For the fourth fiscal quarter ended June 30, 2020, the Company reported revenue of $59.4 million, a 5.7% increase over the fourth quarter of fiscal 2019. Revenue in the Americas for the fourth quarter increased 5.9% compared to the fourth quarter of fiscal 2019 and revenue in the Asia/Pacific & Europe region increased 5.1% compared to the fourth quarter of fiscal 2019. Revenue for the fourth quarter of fiscal 2020 was negatively impacted $0.1 million, or 0.1%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the fourth quarter of fiscal 2019.
Gross profit for the fourth quarter of fiscal 2020 was $49.9 million, or 84.1% of revenue, compared to $46.5 million, or 82.7% of revenue, for the same period in fiscal 2019. The increase in gross margin as a percentage of revenue is primarily due to benefits of a price update during the second half of fiscal 2020 and decreased inventory obsolescence and handling costs, partially offset by changes to our geographic and product sales mix related to the revenue growth and product expansion outside of the United States.
Commissions and incentives expense for the fourth quarter of fiscal 2020 was $28.9 million, or 48.7% of revenue, compared to $25.5 million, or 45.3% of revenue, for the same period in fiscal 2019. The increase in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2020 was $14.8 million, or 25.0% of revenue, compared to $15.3 million, or 27.3% of revenue, for the same period in fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2020 were $14.3 million, or 24.1% of revenue, compared to adjusted non-GAAP SG&A for the fourth quarter of fiscal 2019 of $15.2 million, or 27.1% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreased expenses associated with employee compensation costs, including both cash and stock incentive compensation, and decreased events expenses as a result of changes to our event schedule and due to the cancellation of events as a result of meeting restrictions related to the COVID-19 pandemic. The decreases were partially offset by increased depreciation expense due to digital assets placed in service as well as increased bank fees due to our increased revenues during the year.
Operating income for the fourth quarter of fiscal 2020 was $6.2 million, or 10.5% of revenue, compared to $5.7 million, or 10.1% of revenue, for the fourth quarter of fiscal 2019. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2020 was $6.7 million, or 11.3% of revenue, compared to $5.8 million, or 10.3% of revenue, for the fourth quarter of fiscal 2019.
Net income for the fourth quarter of fiscal 2020 was $3.8 million, or $0.26 per diluted share. This compares to net income for the fourth quarter of fiscal 2019 of $3.9 million, or $0.26 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2020 increased 3.9% to $4.1 million, or $0.28 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2019 was $4.0 million, or $0.26 per diluted share.
Adjusted EBITDA increased 6.7% to $8.2 million for the fourth quarter of fiscal 2020, compared to $7.7 million for the comparable period in fiscal 2019.
Fiscal 2020 Full Year Results
For the fiscal year ended June 30, 2020, the Company reported net revenue of $232.9 million, an increase of 3.1% compared to $226.0 million for fiscal 2019. In fiscal 2020, revenue in the Americas increased 1.9% and revenue in Asia/Pacific & Europe increased 6.1%. Revenue for fiscal 2020 was positively impacted $0.4 million, or 0.2%, by foreign currency fluctuations associated with revenue generated in international markets when compared to fiscal year 2019.
Gross profit during fiscal 2020 was $195.0 million, or 83.7% of revenue, compared to $188.0 million, or 83.2% of revenue, for fiscal 2019. The increase in gross margin as a percentage of revenue is primarily due to benefits of a price update during the second half of fiscal 2020 and decreased inventory obsolescence and handling costs, partially offset by changes to our geographic and product sales mix related to the revenue growth and product expansion outside of the United States.
Commissions and incentives expense for fiscal 2020 was $111.6 million, or 47.9% of revenue, compared to $108.6 million, or 48.1% of revenue, for fiscal 2019. Commissions and incentives expense as a percentage of revenue decreased slightly during the comparable periods due, in part, to continued refinement of our various promotional and incentive programs during the year.
SG&A for fiscal 2020 was $67.9 million, or 29.2% of revenue, compared to $69.6 million, or 30.8% of revenue, for fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A for fiscal 2020 was $66.7 million, or 28.6% of revenue, compared to adjusted non-GAAP SG&A for fiscal 2019 of $68.5 million, or 30.3% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreased expenses associated with employee compensation costs, including both cash and stock incentive compensation, and decreased events expenses as a result of changes to our event schedule and due to the cancellation of events as a result of meeting restrictions related to the COVID-19 pandemic. The decreases were partially offset by increased depreciation expense due to digital assets placed in service as well as increased bank fees due to our increased revenues during the year.
Operating income for fiscal 2020 was $15.5 million, or 6.6% of revenue, compared to $9.8 million, or 4.3% of revenue, for fiscal 2019. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2020 was $16.7 million, or 7.2% of revenue, compared to $10.8 million, or 4.8% of revenue, for fiscal 2019.
Net income for fiscal 2020 was $11.5 million, or $0.79 per diluted share, compared to $7.4 million, or $0.50 per diluted share for fiscal 2019. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2020 increased 40.5% to $12.5 million, or $0.86 per diluted share. This compares to adjusted non-GAAP net income for fiscal 2019 of $8.9 million, or $0.59 per diluted share.
Adjusted EBITDA increased 31.3% to $24.0 million for fiscal 2020, compared to $18.2 million for fiscal 2019.
Balance Sheet & Liquidity
The Company generated $18.3 million of cash from operations during fiscal 2020 compared to generating $17.8 million during fiscal 2019. The Company's cash and cash equivalents at June 30, 2020 were $22.1 million, compared to $18.8 million at June 30, 2019. The Company repaid the remainder of its term loan during the third quarter of fiscal 2020 and has no debt outstanding at June 30, 2020, compared to $1.5 million of debt at June 30, 2019. During fiscal 2020, the Company utilized approximately $5.4 million of cash to repurchase 387,000 common shares under its share repurchase program.
Fiscal Year 2021 Guidance
The Company expects to generate revenue in the range of $240 million to $251 million in fiscal year 2021 and adjusted EBITDA of $25 million to $27 million, with adjusted earnings per share in the range of $0.87 to $0.91, which assumes a full year tax rate of approximately 30%. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. This guidance reflects the current trends in the business and the Company’s current view as to the impact of the COVID-19 pandemic on its business. However, the impact of the COVID-19 pandemic continues to rapidly evolve and actual results could be adversely affected by further deterioration to the global economic and operating environments as a result of future COVID-19 developments. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2021 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MDT (4:30 p.m. EDT). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, August 25, 2020, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13706965, or (412) 317-6671 from international locations, and entering confirmation code 13706965.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://lifevantage.gcs-web.com/events-and-presentations. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Scott Van Winkle, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2020	June 30, 2019
ASSETS
Current assets
Cash and cash equivalents	$22,138	$18,824
Accounts receivable	2,610	2,066
Income tax receivable	—	1,236
Inventory, net	13,888	13,753
Prepaid expenses and other	5,232	7,309
Total current assets	43,868	43,188

Property and equipment, net	7,170	7,131
Right-of-use assets	956	—
Intangible assets, net	851	983
Deferred income tax asset	2,164	2,693
Equity securities	2,205	—
Other long-term assets	1,663	1,278
TOTAL ASSETS	$58,877	$55,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,521	$5,180
Commissions payable	9,219	7,916
Income tax payable	784	592
Lease liabilities	1,184	—
Other accrued expenses	10,311	11,053
Current portion of long-term debt, net	—	1,454
Total current liabilities	25,019	26,195

Other long-term liabilities	604	1,879
Total liabilities	25,623	28,074
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,313 and 14,114 issued and outstanding as of June 30, 2020 and 2019, respectively	1	1
Additional paid-in capital	126,416	127,096
Accumulated deficit	(93,307)	(99,960)
Accumulated other comprehensive income	144	62
Total stockholders’ equity	33,254	27,199
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,877	$55,273

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2020	2019	2020	2019
Revenue, net	$59,368	$56,170	$232,915	$225,958
Cost of sales	9,449	9,710	37,964	37,973
Gross profit	49,919	46,460	194,951	187,985
Operating expenses:
Commissions and incentives	28,894	25,454	111,571	108,620
Selling, general and administrative	14,816	15,337	67,914	69,551
Total operating expenses	43,710	40,791	179,485	178,171
Operating income	6,209	5,669	15,466	9,814
Other expense:
Interest expense	(1)	(41)	(120)	(323)
Other expense, net	(120)	(130)	(685)	(261)
Total other expense	(121)	(171)	(805)	(584)
Income before income taxes	6,088	5,498	14,661	9,230
Income tax expense	(2,264)	(1,591)	(3,112)	(1,801)
Net income	$3,824	$3,907	$11,549	$7,429
Net income per share:
Basic	$0.27	$0.28	$0.82	$0.53
Diluted	$0.26	$0.26	$0.79	$0.50
Weighted-average shares outstanding:
Basic	14,258	14,138	14,105	14,055
Diluted	14,703	15,117	14,599	14,980

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2020		2019		2020		2019
Americas	$41,690	70%	$39,351	70%	$166,336	71%	$163,236	72%
Asia/Pacific & Europe	17,678	30%	16,819	30%	66,579	29%	62,722	28%
Total	$59,368	100%	$56,170	100%	$232,915	100%	$225,958	100%

	Active Accounts (unaudited)

	As of June 30,
	2020		2019		Change from Prior Year	Percent Change
Active Independent Distributors(1)
Americas	49,000	67%	44,000	67%	5,000	11.4%
Asia/Pacific & Europe	24,000	33%	22,000	33%	2,000	9.1%
Total Active Independent Distributors	73,000	100%	66,000	100%	7,000	10.6%

Active Customers(2)
Americas	83,000	78%	95,000	80%	(12,000)	(12.6)%
Asia/Pacific & Europe	23,000	22%	24,000	20%	(1,000)	(4.2)%
Total Active Customers	106,000	100%	119,000	100%	(13,000)	(10.9)%

Active Accounts(3)
Americas	132,000	74%	139,000	75%	(7,000)	(5.0)%
Asia/Pacific & Europe	47,000	26%	46,000	25%	1,000	2.2%
Total Active Accounts	179,000	100%	185,000	100%	(6,000)	(3.2)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$3,824	$3,907	$11,549	$7,429
Interest expense	1	41	120	323
Provision for income taxes	2,264	1,591	3,112	1,801
Depreciation and amortization	824	539	2,777	1,895
Non-GAAP EBITDA:	6,913	6,078	17,558	11,448
Adjustments:
Stock compensation expense	838	1,388	4,919	5,525
Other expense, net	120	130	685	261
Other adjustments(1)	334	95	806	1,015
Total adjustments	1,292	1,613	6,410	6,801
Non-GAAP Adjusted EBITDA	$8,205	$7,691	$23,968	$18,249

(1) Other adjustments breakout:
Class-action lawsuit expenses	$334	$37	$703	$564
Executive team severance expenses, net	—	—	—	(79)
Other nonrecurring legal and accounting expenses	—	58	103	530
Total adjustments	$334	$95	$806	$1,015

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2020	2019	2020	2019
GAAP Net income	$3,824	$3,907	$11,549	$7,429
Adjustments:
Executive team severance expenses, net	—	—	—	(79)
Class-action lawsuit expenses	334	37	703	564
Other nonrecurring legal and accounting expenses	—	58	103	530
Accelerated depreciation related to change in lease term	152	—	456	—
Tax impact of adjustments	(181)	(27)	(323)	445
Total adjustments, net of tax	305	68	939	1,460
Non-GAAP Net Income	$4,129	$3,975	$12,488	$8,889

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Diluted earnings per share, as reported	$0.26	$0.26	$0.79	$0.50
Total adjustments, net of tax	0.02	—	0.06	0.10
Diluted earnings per share, as adjusted(1)	$0.28	$0.26	$0.86	$0.59

(1) May not add due to rounding.